United States securities and exchange commission logo





                     October 28, 2022

       G. Patrich Simpkins, Jr.
       Chief Financial Officer
       Green Plains Inc.
       1811 Aksarben Drive
       Omaha, Nebraska 68106

                                                        Re: Green Plains Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 18,
2022
                                                            File No: 001-32924

       Dear G. Patrich Simpkins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services